Exhibit 10.60

Purchase and Sales Contract of Coal

Contracting Place: Zhujiao

Date of Contract: 2010-03-03

Seller: Anyang Zhujiao Coal Industry limited liability company

Buyer: Henan Shuncheng Group Coal Coke Co., Ltd

1.	Name of Goods, Manufacturer, Quantity, Amount
Name of Goods	Unit	Unit Price		Quantity	Total Amount
Powered Coal	ton	RMB	770/t	3000t	RMB	2.31 Million
Lump Coal

2.	Quality Standard: /
3.	The Term and Conditions that the Seller shall take responsibility for the quality of the Goods: /
4.	Standard of Reasonable Tear and Wear, Method of Calculation: Based on the measurement made by the seller.
5.	Method, Place of Delivery and Expense Burden: The Buyer shall pick up the goods by itself at the Seller’s coal yard and be liable for the expenses thereof.
6.	Method, Time and Place of Settlement: Pay in advance.
7.	Liability for Breach of Contract: .
8.	Settlement of Disputes: Settled through consultation by both parties. If no agreement is reached through consultation, the disputes shall be submitted to the people’s court for judgment.
9.	Others: The price of the remaining portion of the coal (which the buyer does not take out as indicated in the coal booklet) will be changed according to the market.

10.	This contract will come into force on the day on which the two parties both sign and stamp it: This contract will remain valid till the settling day at the end of this month.

The Seller	The Buyer
The Seller: Anyang Zhujiao Coal	The Buyer:
Industry limited liability company	Legal Representative: [illegible]
Legal Representative: [illegible]	Telephone No.:
Telephone No.:	Entrusted Agent:
Entrusted Agent: